Exhibit 99.01

NuStar Energy L.P. Reports Solid Third Quarter 2023 Earnings Results

Redemption of Series D Preferred Units Completed Two Years Ahead of Original Schedule

Pipeline Segment’s Operating Income Up 14 Percent Quarter-Over-Quarter

Fuels Marketing Segment Reports Another Near-Record Quarter

NuStar Receives Credit Rating Upgrade Due to Strengthened Balance Sheet

Positive Outlook for Remainder of 2023

SAN ANTONIO, November 2, 2023 - NuStar Energy L.P. (NYSE: NS) today announced solid results for the third quarter of 2023 fueled by strong volumes in its refined products pipelines.

“I am pleased to report that we have delivered another quarter of solid earnings results and made significant progress on all of our strategic initiatives this year,” said NuStar Chairman and CEO Brad Barron.

“One of our top stated priorities for 2023 has been to continue to strengthen our balance sheet, and I am very proud to say that we made a huge step forward in that regard,” Barron said. “In August, we successfully issued common equity and raised $222 million, which we applied toward the redemption of the remaining 8.3 million Series D preferred units. Although our third quarter earnings per unit were impacted by the premium paid to redeem these units, totaling $0.27 per unit, we are pleased to have significantly strengthened our balance sheet by redeeming these units two years ahead of our original schedule and one year ahead of our previously announced target.

“NuStar reported net income of $51 million for the third quarter of 2023, and largely as a result of the $0.27 per unit premium charge, a $0.07 net loss per unit, compared to net income of $60 million, or $0.20 per unit, for the third quarter of 2022,” said Barron. “It is important to note that earnings before interest, taxes, depreciation and amortization (EBITDA) were not impacted by the premium associated with the accelerated repurchase of the Series D preferred units, and we reported EBITDA of $180 million for the third quarter of 2023 – up compared to third quarter of 2022 EBITDA of $178 million.”

Operations Continue to Perform Well

NuStar’s Pipeline Segment generated operating income of $126 million and EBITDA of $170 million in the third quarter of 2023, compared to operating income of $110 million and EBITDA of $155 million in the third quarter of 2022.

“Our refined products systems along with our Ammonia System continued to generate solid, dependable revenue in the third quarter of 2023 as total throughputs were up around seven percent compared to the same period in 2022, reflecting the strength of these assets and our strong position in the markets we serve in the mid-Continent and throughout Texas,” said Barron. “Our McKee System performed very well this quarter, with higher revenues and throughputs versus the same period last year. And our Three Rivers refined products system saw increased revenues and throughputs this quarter, driven by higher demand across various pipelines on the system.”

NuStar’s Storage Segment generated operating income of $17 million and EBITDA of $36 million in the third quarter of 2023, compared to operating income of $23 million and EBITDA of $41 million in the third quarter of 2022.

“The decrease in our Storage Segment was mostly due to an amendment and extension of a customer contract at our Corpus Christi North Beach terminal and customer transitions and required tank maintenance at our St. James terminal,” said Barron.

Barron highlighted the strong performances of NuStar’s Fuels Marketing Segment and West Coast Renewable Fuels Strategy.

“After a near record-breaking 2022, our Fuels Marketing Segment has turned in another strong quarter, generating operating income and EBITDA of $8 million in the third quarter of 2023, which is comparable to the segment’s strong third quarter of 2022 results,” said Barron. “In addition, thanks in large part to our West Coast Renewable Fuels strategy, our West Coast region delivered another great quarter with revenues 16 percent higher compared to the third quarter of 2022.”

NuStar’s Permian Crude System volumes averaged 523,000 barrels per day (BPD), down from the third quarter volumes of 2022 but up compared to the 508,000 BPD in the second quarter of 2023.

“As we have said on prior calls, our Permian volumes so far in 2023 have reflected some producer-specific operational issues and delays, but as some of those issues have been resolved, volumes have averaged 533,000 BPD in October,” said Barron. “As a result, we now expect our fourth quarter volumes to average around 540,000 BPD and we are expecting the system’s full-year 2023 revenue to come in comparable to 2022’s.”

Balance Sheet Continues to Strengthen/NuStar Receives Credit Rating Upgrade

NuStar Executive Vice President and Chief Financial Officer Tom Shoaf gave a positive update on the company’s continued progress in building its financial strength and flexibility.

“We ended the third quarter of 2023 with a healthy debt-to-EBITDA ratio of 3.83 times with $665 million available on our $1.0 billion unsecured revolving credit facility,” said Shoaf. “We believe the elimination of the Series D preferred units from the capital structure gives us the flexibility to focus on strategic investments, such as organic growth projects related to our renewable fuels and Ammonia assets, and further de-levering.”

Shoaf also commented that the credit rating agencies have taken notice of NuStar’s strengthened balance sheet.

“We are pleased that after the redemption of the Series D preferred units in September, Fitch Ratings upgraded our credit rating by one notch to ‘BB’ while S&P Global upgraded their outlook from ‘stable’ to ‘positive,’” Shoaf noted.

Positive Outlook for Remainder of 2023

Shoaf also gave an update on full-year guidance for net income and adjusted EBITDA, as well as strategic capital and reliability capital for 2023.

“We expect to generate full-year 2023 net income in the range of $261 to $273 million and full-year 2023 adjusted EBITDA in the range of $720 to $740 million,” said Shoaf.

He also noted that NuStar plans to spend $120 to $130 million in strategic capital in 2023.

“We continue to expect spending for our Permian System to be in the range of $35 to $45 million,” said Shoaf. “And we continue to expect to spend around $25 million to expand our West Coast Renewable Fuels Network, as well as around $25 million on projects for our Ammonia Pipeline.

“In addition, we expect to spend between $25 and $30 million on reliability this year.”

Shoaf also noted that in 2023 NuStar once again expects to self-fund all of its operational expenses, growth capital and distributions. And he stated that even with the accelerated redemption of the Series D units, NuStar continues to target a healthy year-end debt-to-EBITDA ratio below four times.

Ammonia System Provides Tremendous New Growth Platform

Barron closed by highlighting potential growth opportunities on NuStar’s Ammonia Pipeline System and at its St. James facility in Louisiana.

“As we have discussed previously, ammonia is an incredibly important chemical,” said Barron. “Ammonia is the basis for nitrogen fertilizers, which support about 50 percent of global food production and is also vital to a long, diverse list of other industries.

“Currently, since about 99 percent of global ammonia is produced using fossil fuels, there has been and continues to be growing interest in de-carbonizing ammonia production to reduce the industry’s contribution to global emissions, either through capturing the emissions associated with traditional production, also referred to as ‘blue’ ammonia, or by utilizing electrolysis powered by sun and wind to produce ‘green’ ammonia.”

Barron continued, “Around the world, governments, as well as the private sector, are developing new uses for low-carbon ammonia and global demand for low-carbon ammonia is expected to grow significantly, starting as early as 2025. In fact, projects have been announced for construction in the U.S. for low-carbon ammonia production totaling about 38 million tons per year that will be in-service between 2025 and 2030. Because NuStar’s Ammonia System runs through the Midwest and down to the Gulf Coast, where the vast majority of the announced production capacity will reside, and because of NuStar’s decades of experience with efficiently and safely transporting ammonia, we are ideally positioned to become the premier low-carbon ammonia logistics provider in the U.S. and to provide export service for low-carbon ammonia to Asia, Europe and other markets.

“In addition to the connection on our Ammonia System to OCI’s state-of-the-art ammonia products facility in Iowa, which is on track to be in service in January, we expect to announce a project for a large global ammonia producer early next year. And we are continuing to advance a number of other promising projects to provide transportation, storage and export for low-carbon ammonia. Similar to our Renewable Fuels strategy on the West Coast, where we have built and continue to augment a Renewable Fuels Logistics Network that has made us a leader in the region, we expect these low-multiple, high-return low-carbon projects will position NuStar as the premier low-carbon ammonia logistics provider in the U.S. and provide a significant platform for strong, organic growth over the next five years,” said Barron.

NuStar Remains Committed to its Core Strategic Priorities

In closing, Barron noted that NuStar remains committed to its core strategic priorities of maximizing cash flow, maintaining a healthy debt metric and providing the safest and most reliable transportation and storage of the essential energy that fuels our nation’s quality of life.

Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT on Thursday, November 2, 2023, to discuss the financial and operational results for the third quarter of 2023. Persons interested in listen-only participation may access the conference call directly at https://edge.media-server.com/mmc/p/3v3uhf8c. Persons interested in Q&A participation may pre-register for the conference call and obtain a dial-in number and passcode at https://register.vevent.com/register/BI746f2c67e6c944c4a6e919ede872ff79. A recorded version will be available two hours after the conclusion of the conference call at https://edge.media-server.com/mmc/p/3v3uhf8c.

The conference call may also be accessed through the “Investors” section of NuStar Energy L.P.’s website at https://investor.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 9,500 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 49 million barrels of storage capacity, and NuStar has operations in the United States and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at https://sustainability.nustarenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2022 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Statement of Income Data:
Revenues:
Service revenues	$289,945	$277,380	$850,578	$820,752
Product sales	120,355	135,863	331,923	432,511
Total revenues	410,300	413,243	1,182,501	1,253,263
Costs and expenses:
Costs associated with service revenues:
Operating expenses	94,052	91,286	276,577	272,636
Depreciation and amortization expense	63,215	63,140	187,799	188,683
Total costs associated with service revenues	157,267	154,426	464,376	461,319
Costs associated with product sales	101,572	117,324	281,947	378,217
Impairment loss	—	—	—	46,122
General and administrative expenses	35,083	27,676	95,428	82,656
Other depreciation and amortization expense	1,080	1,935	3,672	5,582
Total costs and expenses	295,002	301,361	845,423	973,896
Gain on sale of assets	—	—	41,075	—
Operating income	115,298	111,882	378,153	279,367
Interest expense, net	(63,125)	(52,294)	(178,666)	(153,053)
Other income, net	156	1,475	7,298	7,158
Income before income tax expense	52,329	61,063	206,785	133,472
Income tax expense	1,134	1,430	3,513	2,328
Net income	$51,195	$59,633	$203,272	$131,144

Basic and diluted net (loss) income per common unit	$(0.07)	$0.20	$0.34	$0.18
Basic and diluted weighted-average common units outstanding	119,218,622	110,310,921	113,698,898	110,265,359

Other Data (Note 1):
Adjusted net income	$51,195	$59,633	$162,197	$174,558
Adjusted net income per common unit	$0.20	$0.20	$0.54	$0.58
EBITDA	$179,749	$178,432	$576,922	$480,790
Adjusted EBITDA	$179,749	$178,432	$535,847	$525,348
DCF	$21,322	$93,485	$199,724	$267,545
Adjusted DCF	$92,760	$93,485	$266,419	$267,545
Distribution coverage ratio	0.42x	2.12x	1.44x	2.02x
Adjusted distribution coverage ratio	1.84x	2.12x	1.92x	2.02x

	For the Four Quarters Ended September 30,
	2023	2022
Consolidated Debt Coverage Ratio	3.83x	3.79x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,200,582	1,335,336	1,211,871	1,288,489
Refined products and ammonia pipelines throughput (barrels/day)	600,740	560,202	597,860	568,533
Total throughput (barrels/day)	1,801,322	1,895,538	1,809,731	1,857,022

Throughput and other revenues	$225,364	$209,008	$645,248	$598,256
Operating expenses	55,180	53,837	159,997	157,110
Depreciation and amortization expense	44,231	44,806	131,636	134,076
Segment operating income	$125,953	$110,365	$353,615	$307,070
Storage:
Throughput (barrels/day) (a)	410,472	479,110	434,557	469,219

Throughput terminal revenues	$21,868	$26,933	$73,022	$84,303
Storage terminal revenues	53,336	51,459	161,048	170,793
Total revenues	75,204	78,392	234,070	255,096
Operating expenses	38,872	37,449	116,580	115,526
Depreciation and amortization expense	18,984	18,334	56,163	54,607
Impairment loss	—	—	—	46,122
Segment operating income	$17,348	$22,609	$61,327	$38,841
Fuels Marketing:
Product sales	$109,732	$125,843	$303,185	$399,912
Cost of goods	101,056	116,763	280,591	376,627
Gross margin	8,676	9,080	22,594	23,285
Operating expenses	516	561	1,358	1,591
Segment operating income	$8,160	$8,519	$21,236	$21,694
Consolidation and Intersegment Eliminations:
Revenues	$—	$—	$(2)	$(1)
Cost of goods	—	—	(2)	(1)
Total	$—	$—	$—	$—
Consolidated Information:
Revenues	$410,300	$413,243	$1,182,501	$1,253,263
Costs associated with service revenues:
Operating expenses	94,052	91,286	276,577	272,636
Depreciation and amortization expense	63,215	63,140	187,799	188,683
Total costs associated with service revenues	157,267	154,426	464,376	461,319
Costs associated with product sales	101,572	117,324	281,947	378,217
Impairment loss	—	—	—	46,122
Segment operating income	151,461	141,493	436,178	367,605
Gain on sale of assets	—	—	41,075	—
General and administrative expenses	35,083	27,676	95,428	82,656
Other depreciation and amortization expense	1,080	1,935	3,672	5,582
Consolidated operating income	$115,298	$111,882	$378,153	$279,367
(a)Prior period throughputs for our Corpus Christi North Beach terminal in the storage segment were restated consistent with current period presentation.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. (the Partnership) utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the Partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We present segment EBITDA to facilitate period-over-period comparisons of the operational performance of our business segments and to understand our business segments’ relative contributions to our consolidated performance. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of net income to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$51,195	$59,633	$203,272	$131,144
Interest expense, net	63,125	52,294	178,666	153,053
Income tax expense	1,134	1,430	3,513	2,328
Depreciation and amortization expense	64,295	65,075	191,471	194,265
EBITDA	179,749	178,432	576,922	480,790
Interest expense, net	(63,125)	(52,294)	(178,666)	(153,053)
Reliability capital expenditures	(9,756)	(11,252)	(20,491)	(24,657)
Income tax expense	(1,134)	(1,430)	(3,513)	(2,328)
Long-term incentive equity awards (a)	3,691	2,534	9,677	8,097
Preferred unit distributions	(26,535)	(32,463)	(91,394)	(95,078)
Impairment loss	—	—	—	46,122
Income tax benefit related to impairment loss	—	—	—	(1,144)
Premium on redemption of Series D Cumulative Convertible Preferred Units	(71,438)	—	(107,770)	—
Other items	9,870	9,958	14,959	8,796
DCF	$21,322	$93,485	$199,724	$267,545

Distributions applicable to common limited partners	$50,358	$44,125	$139,117	$132,418
Distribution coverage ratio (b)	0.42x	2.12x	1.44x	2.02x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except per Unit and Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	For the Four Quarters Ended September 30,
	2023	2022
Operating income	$507,599	$381,112
Depreciation and amortization expense	256,442	259,296
Impairment loss	—	46,122
Amortization expense of equity-based awards	15,572	13,607
Pro forma effect of dispositions (a)	—	(1,613)
Other	(2,287)	(15)
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$777,326	$698,509

Long-term debt, less current portion of finance leases	$3,398,006	$3,068,055
Finance leases (long-term)	(50,000)	(51,619)
Unamortized debt issuance costs	29,234	34,604
NuStar Logistics’ floating rate subordinated notes	(402,500)	(402,500)
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,974,740	$2,648,540

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	3.83x	3.79x
(a)This adjustment represents the pro forma effects of the dispositions of the Point Tupper terminal, which was sold in April 2022 and the Eastern U.S. terminals, which were sold in October 2021.

The following are reconciliations of net income / net (loss) income per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended September 30,
	2023		2022
Net income / net (loss) income per common unit	$51,195	$(0.07)	$59,633	$0.20
Premium on redemption of Series D Cumulative Convertible Preferred Units	—	0.27	—	—
Adjusted net income / adjusted net income per common unit	$51,195	$0.20	$59,633	$0.20

	Nine Months Ended September 30,
	2023		2022
Net income / net income per common unit	$203,272	$0.34	$131,144	$0.18
Premium on redemption of Series D Cumulative Convertible Preferred Units	—	0.57	—	—
Gain on sale of assets	(41,075)	(0.37)	(1,564)	(0.01)
Impairment loss	—	—	46,122	0.42
Income tax benefit related to impairment loss	—	—	(1,144)	(0.01)
Adjusted net income / adjusted net income per common unit	$162,197	$0.54	$174,558	$0.58

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)

The following is a reconciliation of EBITDA to adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
EBITDA	$179,749	$178,432	$576,922	$480,790
Gain on sale of assets	—	—	(41,075)	(1,564)
Impairment loss	—	—	—	46,122
Adjusted EBITDA	$179,749	$178,432	$535,847	$525,348

The following is a reconciliation of DCF to adjusted DCF and adjusted distribution coverage ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
DCF	$21,322	$93,485	$199,724	$267,545
Premium on redemption of Series D Cumulative Convertible Preferred Units	71,438	—	107,770	—
Gain on sale of assets	—	—	(41,075)	—
Adjusted DCF	$92,760	$93,485	$266,419	$267,545

Distributions applicable to common limited partners	$50,358	$44,125	$139,117	$132,418
Adjusted distribution coverage ratio (a)	1.84x	2.12x	1.92x	2.02x
(a)Adjusted distribution coverage ratio is calculated by dividing adjusted DCF by distributions applicable to common limited partners.

The following are reconciliations for our reported segments of operating income to segment EBITDA.

	Three Months Ended September 30, 2023
	Pipeline	Storage	Fuels Marketing
Operating income	$125,953	$17,348	$8,160
Depreciation and amortization expense	44,231	18,984	—
Segment EBITDA	$170,184	$36,332	$8,160

	Three Months Ended September 30, 2022
	Pipeline	Storage	Fuels Marketing
Operating income	$110,365	$22,609	$8,519
Depreciation and amortization expense	44,806	18,334	—
Segment EBITDA	$155,171	$40,943	$8,519

The following is a reconciliation of projected net income to EBITDA and adjusted EBITDA.

Projected for the Year Ended December 31, 2023
Net income	$ 261,000 - 273,000
Interest expense, net	242,000 - 245,000
Income tax expense	4,000 - 6,000
Depreciation and amortization expense	254,000 - 257,000
EBITDA	761,000 - 781,000
Gain on sale of assets	(41,000)
Adjusted EBITDA	$ 720,000 - 740,000